Exhibit 11.1
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                                                      Ball Corporation and Subsidiaries
                                            STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                                (Millions of dollars except per share amounts)
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                                                             Three months ended                    Nine months ended
                                                      ----------------------------------    ---------------------------------
                                                       September 29,         October 1,      September 29,      October 1,
                                                           1996               1995               1996              1995
                                                      ----------------    --------------    ----------------   --------------


Earnings per Common Share - Assuming No Dilution

Net income                                            $     20.1          $    (57.3)       $     37.4         $    (19.1)
Preferred dividends, net of tax benefit                     (0.7)               (0.7)             (2.2)              (2.3)
                                                      ----------------    --------------    ----------------   --------------

Net earnings attributable to common shareholders      $     19.4          $    (58.0)       $     35.2         $    (21.4)
                                                      ================    ==============    ================   ==============

Weighted average number of  common shares
   outstanding (000s)                                     30,471              30,099            30,253             30,010
                                                      ================    ==============    ================   ==============

Net earnings per share of common stock                $     0.64          $    (1.93)       $     1.16         $    (0.71)
                                                      ================    ==============    ================   ==============

Earnings per Share - Assuming Full Dilution

Net income                                            $     20.1          $    (57.3)       $     37.4         $    (19.1)
Adjustments for deemed ESOP cash contribution in
   lieu of Series B ESOP Preferred dividend                 (0.5)               (0.7)             (1.6)              (2.3)
                                                      ----------------    --------------    ----------------   --------------

Net earnings attributable to common shareholders      $     19.6          $    (58.0)       $     35.8         $    (21.4)
                                                      ================    ==============    ================   ==============

Weighted average number of common shares
   outstanding (000s)                                     30,471              30,099            30,253             30,010
Dilutive effect of stock options                               8                   *                67                  *
Common shares issuable upon conversion of Series B
   ESOP Preferred stock                                    1,964                   *             1,998                  *
                                                      ----------------    --------------    ----------------   --------------
Weighted average number shares applicable to fully
   diluted earnings per share                             32,443              30,099            32,318             30,010
                                                      ================    ==============    ================   ==============

Fully diluted earnings per share                      $     0.60           $   (1.93)        $    1.11          $   (0.71)
                                                      ================    ==============    ================   ==============

* No conversion is assumed as the effect is antidilutive.
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